Exhibit 10.2

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

CASH AMERICA INTERNATIONAL, INC.

AND

ENOVA INTERNATIONAL, INC.

Dated as of                     , 2012

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of             , 2012, between Cash America International, Inc., a Texas corporation (“Parent”), and Enova International, Inc., a Delaware corporation (“Enova”).

RECITALS

WHEREAS, Parent is the holder of all of the equity interests in Enova;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and Enova have entered into a Separation Agreement, dated as of the date hereof (the “Separation Agreement”), and the other Transaction Agreements (as defined in the Separation Agreement);

WHEREAS, promptly following the execution of this Agreement and the other Transaction Agreements, Enova will undertake an initial public offering (the “IPO”) of its common stock;

WHEREAS, immediately following consummation of the IPO, Parent will own at least 50% of the Enova Common Stock;

WHEREAS, as of the date hereof, it is the intention, but not the obligation, of Parent and Enova to sell or issue, as applicable, additional shares of Enova Common Stock at an undetermined future date or dates in one or more transactions such that Parent would thereafter own less than 50% of the Enova Common Stock; and

WHEREAS, in order to ensure an orderly transition under the Separation Agreement, Parent intends to provide to Enova certain services described herein for a transitional period.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms used in this Agreement are defined as set forth below or in the sections indicated, as applicable. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I of the Separation Agreement.

“Additional Services” has the meaning given such term in Section 2.3.

An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person controlled, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, no member of the Enova Group shall be deemed to be an Affiliate of any member of the Parent Group, and no member of the Parent Group shall be deemed to be an Affiliate of any member of the Enova Group.

“Agreement” has the meaning given such term in the Preamble.

“Deconsolidation Event” means the occurrence of an event or transaction which will cause Parent to own less than 50% of the Enova Common Stock or will otherwise permit Parent to account for its investment in Enova using the equity method of accounting and to not continue to consolidate Enova’s results of operations with Parent’s consolidated results of operations, in each case as may be determined by Parent in its sole discretion.

“Enova” has the meaning given such term in the Preamble.

“Enova Entities” means Enova and its Subsidiaries.

“Force Majeure Event” has the meaning set forth in Section 10.1.

“Invoice” has the meaning given such term in Section 4.1.

“IPO” has the meaning given such term in the Recitals.

“Parent” has the meaning given such term in the Preamble.

“Separation Agreement” has the meaning given such term in the Recitals.

“Service Coordinator” has the meaning given such term in Section 2.2.

“Service Fee” has the meaning given such term in Section 3.1.

“Services” has the meaning given such term in Section 2.1(a).

“Subsidiary” means an Affiliate controlled by a Person directly, or indirectly through one or more intermediaries.

“Tax” has the meaning given such term in Section 4.4.

“Third Party Service Provider” means any agent, consultant, temporary employee, independent contractor or subcontractor engaged by Parent to perform any Service hereunder.

ARTICLE II

SERVICES

2.1 Services.

(a) Subject to the terms and conditions of this Agreement, Parent, directly or acting through its Affiliates and/or its or its Affiliates’ respective employees or Third Party Service Providers, agrees to provide or cause to be provided to the Enova Entities the services set forth in Schedule 1 hereto (together with any Additional Services provided pursuant to Section 2.3 are collectively referred to herein as the “Services”).

(b) Except as may otherwise be specifically agreed to by the parties hereto, at all times during the performance of the Services, all Persons performing such Services (including Third Party Service Providers) shall be construed as being independent from the Enova Entities and such Persons shall not be considered or deemed to be an employee of any of the Enova Entities nor entitled to any employee benefits from any of the Enova Entities as a result of this Agreement. Enova acknowledges and agrees that, except as may be expressly set forth herein as a Service (including such agreed Additional Services to be provided pursuant to Section 2.3 below) or otherwise expressly set forth in the Separation Agreement, any other Transaction Agreement, or other binding definitive agreement, Parent shall not be obligated to provide, or cause to be provided, any service or goods to any of the Enova Entities.

(c) Parent shall not be required to perform Services hereunder that conflict with or violate any applicable law, contract, license, authorization, certification, or permit by which it is bound. Parent will use reasonable efforts to obtain the necessary approvals relating to the Services.

2.2 Service Coordinators. Parent and Enova each agree to appoint one of their respective employees who will have overall responsibility for managing and coordinating the delivery of Services, including making available the services of appropriately qualified employees and resources to enable the provision of the Services (each, a “Service Coordinator”). The Service Coordinators will consult and coordinate with each other regarding the provision of Services.

2.3 Additional Services. From time to time during the term of this Agreement, Enova may request additional Services from Parent by providing written notice. Upon the mutual written agreement as to the nature, cost, duration, and scope of such additional Services, Parent and Enova shall supplement in writing this Agreement and Schedule 1 hereto to include such additional Services (such agreed services, the “Additional Services”).

2.4 Third Party Services. Parent shall have the right to subcontract with one or more Third Party Service Providers to provide all or part of any Services hereunder so long as such subcontracting is consistent with past practices and the practice applied by Parent generally from time to time within its own organization. If subcontracting for a Service is not consistent with past practices and the practice applied by Parent generally from time to time within its own organization, then Parent shall give Enova written notice of its intent to subcontract such Service and Enova shall have five (5) days to notify Parent in writing as to whether Enova, in its sole discretion, agrees to permit such subcontracting or whether to cancel such Service in accordance with Article VI hereof and any failure of Enova to provide such written notice within such five (5) day period shall be deemed to be Enova’s agreement to permit such subcontracting. If Parent engages a Third Party Service Provider to perform any Services hereunder as permitted by this Agreement, Parent shall be responsible for any failure of such Third Party Service Provider to perform any such Service hereunder to the same extent as if Parent was performing such Service itself.

2.5 Procurement. It is agreed and acknowledged that during the term of this Agreement certain products and services utilized by both Enova and Parent may, at the reasonable discretion of either Parent or Enova, be procured solely by Parent for the benefit of both Enova and Parent to achieve cost savings, simplify administration activities or for other commercially reasonable purposes. To the extent Parent acquires products or services that are, in whole or in part, for the benefit of Enova during the term of this Agreement, and so long as such procurement of products and services is consistent with past practices or otherwise agreed to by Enova, then Enova shall reimburse Parent for its share of the costs and expenses paid by Parent for such products or services, with Enova’s share of such costs and expenses to be based on the allocation of such costs and expenses to the parties hereto as is set forth on any invoice from any third party, and if such costs and expenses are not so allocated on any such invoice, then the costs and expenses of such products or services shall be allocated equitably among the parties hereto based on the relative benefits or responsibilities of or to each party hereto in connection with the applicable product or service.

2.6 Standard of Performance; Limitation of Liability.

(a) The Services to be provided hereunder shall be performed with the same general degree of care, at the same general level, and at the same general degree of accuracy and responsiveness, as when performed within the Parent organization prior to the date of this Agreement. It is understood and agreed that Parent is not a professional provider of the types of services included in the Services and that Parent personnel performing such Services have other responsibilities, and will not be dedicated full-time to performing the Services.

(b) Subject to Section 7.2, in the event Parent fails to provide, or cause to be provided, the Services in accordance herewith, the sole and exclusive remedy of Enova shall be to, at Enova’s sole discretion, within ten (10) days from the date that Parent first fails to provide such Service, send written notice of such failure to Parent indicating that Parent should either (i) reperform the Service, or (ii) discontinue such Service; provided, that in the event Parent defaults in the manner described in Section 7.1, Enova shall have the further rights set forth in Section 7.1.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.6, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, IMPLIED, OR EXPRESSED, ARE MADE BY PARENT OR ANY AFFILIATE OF PARENT WITH RESPECT TO THE SERVICES UNDER THIS AGREEMENT AND ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED

AND DISCLAIMED. ENOVA HEREBY EXPRESSLY WAIVES ANY RIGHT ENOVA OR ANY OF THE ENOVA ENTITIES MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE SPECIFIC PERFORMANCE, OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW, OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE, OR OTHER FAILURE OR BREACH BY PARENT OR ANY AFFILIATE OF PARENT UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE) OF PARENT, ANY AFFILIATE OF PARENT, OR ANY THIRD PARTY SERVICE PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT OR TORT, UNDER FEDERAL, STATE, OR NON-U.S. LAWS OR OTHER STATUTE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER SHALL NOT EXTEND TO COVER, AND PARENT SHALL BE RESPONSIBLE FOR, SUCH LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PARENT, ANY AFFILIATE OF PARENT, OR ANY THIRD PARTY SERVICE PROVIDER.

2.7 Service Boundaries and Scope. Except as provided in Schedule 1, (a) Parent shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided by Parent for any of the Enova Entities immediately prior to the IPO Closing Date, and (b) the Services shall be available only for purposes of conducting the business of the Enova Entities substantially in the manner it was conducted immediately prior to the IPO Closing Date. Except as provided in Schedule 1, in providing, or causing to be provided, the Services, Parent shall not be obligated to (a) maintain the employment of any specific employee or hire additional employees, (b) purchase, lease, or license any additional equipment (including, without limitation, computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools, and other tangible personal property) that it would not acquire in the ordinary course of its business, (c) make modifications to its existing systems, (d) pay any costs related to the transfer or conversion of data of any of the Enova Entities, or (e) be directed by Enova with respect to the allocation or selection of the Parent employees used to provide the Services.

2.8 Cooperation. Parent and Enova shall cooperate with one another and shall provide such further assistance as the other party may reasonably request in connection with the provision of Services hereunder.

2.9 Transitional Nature of Services; Changes. The parties acknowledge the transitional nature of the Services and that Parent may make changes from time to time in the manner of performing the Services if Parent (a) is making similar changes in performing similar services for Parent and its Subsidiaries and (b) furnishes to Enova prompt notice respecting such changes.

ARTICLE III

SERVICE CHARGES

3.1 Service Fee. In consideration for the provision of the Services, Enova shall pay to Parent a monthly fee of $375,000.00 (the “Service Fee”) and shall reimburse Parent for all (i) procurement costs and expenses incurred by Parent as described in Section 2.5, and (ii) reasonable, direct or indirect, out-of-pocket costs that are incurred to provide any Service, including any expenses incurred pursuant to Sections 2.4 or 2.5 that are not invoiced directly to Enova, but excluding personnel and general overhead costs incurred by the Parent Group; provided, however, to the extent it is not consistent with past practices prior to the date hereof for Enova to reimburse Parent for the costs of Services provided by Third Party Service Providers, then Enova shall have no obligation to reimburse Parent for any such out-of-pocket costs incurred by Parent in connection with the use of such Third Party Service Provider to perform Services hereunder unless Parent receives Enova’s consent to such reimbursement prior to engaging such Third Party Service Provider to perform the applicable Service.

3.2 Performance under Separation Agreements. Except for the Service Fee described above, Enova shall not be charged under this Agreement for any services that are specifically required to be performed under any other Transaction Agreement to the extent charges for such services are specifically set forth in such other Transaction Agreement and any such other services shall be performed and charged for in accordance with the terms of the applicable Transaction Agreement to the extent provided therein; for example, services provided by Parent or its affiliates or any of their Third Party Service Providers under the Employee Matters Agreement or the Tax Sharing Agreement shall be charged as Services under this Agreement unless specifically provided to the contrary in the Employee Matters Agreement or the Tax Sharing Agreement, respectively.

ARTICLE IV

PAYMENT

4.1 Payment.

(a) Unless otherwise agreed by the mutual agreement of the Service Coordinators, Parent shall deliver to Enova, on or before the 15th day of each month, addressed to the attention of the Enova Chief Financial Officer or such other person as Enova may designate in writing, an invoice setting forth in reasonable detail for the immediately preceding month (i) the Service Fee, (ii) the basis for the calculation of the out-of-pocket costs, and (iii) such additional information as Enova may reasonably request (the “Invoice”). Absent manifest error in calculations contained in an Invoice (if there is manifest error, Enova will correct such error and show such recalculation), Enova shall wire transfer to the account of Parent, within thirty (30) days after the date of the Invoice, the invoiced amount, in U.S. dollars, in full in accordance with written wiring instructions previously provided by Parent. Adjustment credits or debits shall be shown on, and settled concurrently with, the Invoice next succeeding the Invoice for which the adjustment is made. In addition, the parties may also process or settle any payments owed under this Agreement directly through electronic transfers between the parties’ designated bank accounts.

(b) Any preexisting obligation to make payment for Services provided hereunder shall survive the termination of this Agreement.

4.2 Payment Disputes. Enova may object to any amounts for any Service at any time before, at the time of, or after payment is made, provided such objection is made in writing to Parent within 60 days following the date of the disputed Invoice. Enova must timely pay all amounts in the invoice not subject to dispute within the thirty (30) day period described in Section 4.1 above; and Enova may withhold payment of the disputed items pending resolution of the dispute. Payment of any amount shall not constitute approval thereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute. Any dispute that is not resolved by the Service Coordinators within 60 days after Enova notifies Parent of the dispute in writing shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article V of the Separation Agreement. Neither party shall have a right of set-off against the other party for billed amounts hereunder. Upon written request, Parent will provide to Enova reasonable detail and support documentation to permit Enova to verify the accuracy of an Invoice.

4.3 Error Correction. Parent shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges. Services under this Agreement and charges therefor shall be subject to audit in accordance with Section 4.5 hereof.

4.4 Taxes. Any transfer taxes, excises, fees, or other charges (including, without limitation, value added, sales, use, or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity, or capital of Parent), or any increase therein, now or hereafter imposed directly or indirectly by law upon any fees paid hereunder for Services, which Parent is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to Enova as an explicit surcharge and shall be paid by Enova in addition to any Service Fee payment, whether included in the applicable Service Fee payment, or added retroactively. If Enova submits to Parent a timely and valid resale or other exemption certificate acceptable to Parent and sufficient to support the exemption from Tax, then such Tax will not be added to the Service Fee payable pursuant to Article III; provided, however, if Parent is ever required to pay such Tax, Enova will promptly reimburse Parent for such Tax, including any interest, penalties, and attorney’s fees related thereto. The parties will cooperate to minimize the imposition of any Taxes; provided further, however, that Enova shall not have any liability to reimburse Parent for any such Tax unless Parent requests reimbursement of such Tax from Enova within four (4) years following the termination of this Agreement.

4.5 Records; Audits.

(a) Parent shall maintain true and correct records of all receipts, invoices, reports, and such other documents relating to the Services rendered hereunder in accordance with its standard accounting practices and procedures, consistently applied. Without limiting the generality of the foregoing, Parent’s accounting records shall be maintained in sufficient detail to enable an auditor to verify the accuracy, completeness, and appropriateness of the charges for the Services hereunder. Parent shall retain such accounting records and make them available to Enova’s auditors for a period of not less than six years from the close of each fiscal year of Parent; provided, however, that Parent may, at its option, transfer such accounting records to Enova upon termination of this Agreement.

(b) Upon written request, Enova and its duly authorized representatives shall have access during customary business hours to the accounting records and other documents maintained by Parent that relate to this Agreement and shall have the right to audit such records; provided, however, that the same period cannot be re-audited. Any dispute arising out of an audit that is not resolved by the mutual agreement of the Service Coordinators shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article V of the Separation Agreement.

ARTICLE V

TERM

Following a Deconsolidation Event, Enova shall undertake to provide to itself and its Subsidiaries, and to terminate as soon as reasonably practicable in accordance with Article VI, the Services provided to the Enova Entities hereunder. Except as otherwise expressly agreed or unless sooner terminated, this Agreement shall continue in full force and effect between the parties until the one-year anniversary date of IPO Closing Date; provided, however, this Agreement shall automatically renew for successive one year periods unless either party gives the other party written notice of its intent to terminate this Agreement, and to be effective, such notice must be received by the non-terminating party at least 90 days prior to the end of the initial term or any subsequent one-year renewal term, as the case may be; provided, however, Enova shall not be entitled to send a notice of termination under this paragraph unless a Deconsolidation Event has occurred prior to the date such notice is sent. Except as expressly provided to the contrary above, upon the occurrence of a Deconsolidation Event, the term of this Agreement shall automatically be amended so that the term shall expire at the end of the sixth (6th) full calendar month following the date of the Deconsolidation Event and may only be extended for one additional sixth (6) month period at the option of Enova provided that Enova delivers written notice of such extension to Parent at least sixty (60) days prior to the expiration of the initial six (6) month period following the Deconsolidation Event.

ARTICLE VI

DISCONTINUATION OF SERVICES

6.1 Discontinuation of Services. At any time following a Deconsolidation Event, Enova may, without cause and in accordance with the terms and conditions hereunder, request the discontinuation or partial discontinuation of one or more specific Services or all of the Services provided thereunder by giving Parent at least 30 days’ prior written notice; provided, however, that (a) Enova shall be liable to Parent for all costs and expenses Parent remains obligated to pay in connection with, and attributable to, the provision of the discontinued Service or Services and (b) Parent shall use reasonable best efforts to minimize all such costs and expenses. In the event Enova discontinues one or more but not all of the Services, the parties shall negotiate in good faith in an attempt to reach a mutually agreed upon reduction in the Service Fee to the extent a portion of the Service Fee can be reasonably attributed to the discontinued Service(s). The parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the Enova Entities of all of the duties and obligations previously performed by Parent under this Agreement.

6.2 Procedures Upon Discontinuation or Termination of Services. Upon the discontinuation or termination of a Service hereunder, this Agreement shall be of no further force and effect with respect to such Service, except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Article I, Article IV, Article VIII, and Article IX of this Agreement shall survive such discontinuation or termination. Each party shall, within 60 days after discontinuation or termination of a Service, to the extent reasonably practicable, deliver to the other party all property in its possession, including, but not limited to, (a) originals of all books, records, contracts, receipts for deposits, and all other papers or documents in its possession which pertain exclusively to the business of the other party and relate to such Service, and (b) copies of books, records, contracts, receipts for deposits, and all other papers or documents maintained by the other party and which pertain in part to the business of the other party and relate to such Service; provided, that a party may retain archival copies of material provided to the other party pursuant to this Section 6.2.

ARTICLE VII

DEFAULT

7.1 In the event of a (a) failure of Enova to pay for Services in accordance with the terms of this Agreement, (b) failure of Parent to perform, or cause to be performed, the Services in accordance with the terms of this Agreement, which failure results or could reasonably result in a material adverse impact on the business, operations, or financial results of the Enova Entities taken as a whole, or (c) default by any party, in any material respect, in the due performance or observance by it of any of the other terms, covenants, or agreements contained in this Agreement, then the non-defaulting party shall have the right, at its sole discretion, to immediately terminate this Agreement if (i) in the case of the failure to timely pay any money when due hereunder, if such failure continues for ten (10) days after the defaulting party receives written notice of such failure from the non-defaulting party, or (ii) in the case of any default other than the timely payment of money due hereunder, the defaulting party (x) fails to cure such default within thirty (30) days of receipt of the written notice of such default from the non-defaulting party, or (y) if such default is not reasonably susceptible to cure within such thirty (30) day period, failed to take action within 30 days of receipt of the written notice of default from the non-defaulting party reasonably designed to cure such default as soon as is reasonably practicable. Enova’s right to terminate this Agreement set forth in (b) and (c) above and the rights set forth in Section 2.6 shall constitute Enova’s sole and exclusive rights and remedies for a breach by Parent hereunder (including, without limitation, any breach caused by an Affiliate of Parent or any Third Party Service Provider).

7.2 Notwithstanding the provision of Section 7.1, prior to a Deconsolidation Event, Enova shall not be entitled to terminate this Agreement pursuant to Section 7.1 and Enova’s sole and exclusive remedies for a default by Parent hereunder that continues beyond any applicable notice and cure period shall be to seek specific performance of this Agreement by Parent or to pursue a claim for actual damages.

ARTICLE VIII

INDEMNIFICATION

8.1 Personal Injury. Each party (as an indemnifying party) shall assume all liability for and shall release, defend, indemnify, and hold the other party, its affiliates, and their respective employees, officers, directors, members, managers, partners, Third Party Service Providers and agents (all as indemnified parties) free and harmless from and against all losses in connection herewith in respect of injury to or death or sickness of any employee, Third Party Service Provider, agent, or representative of the indemnifying party, its affiliates or their contractors or subcontractors, howsoever arising and whether or not caused by the negligence (whether sole, joint, or concurrent, or active or passive) of the indemnified parties, except to the extent such loss is caused by the gross negligence or willful misconduct of an indemnified party.

8.2 Property Damage. Each party (as an indemnifying party) shall assume all liability for and shall release, defend, indemnify, and hold the other party, its affiliates, and their respective employees, officers, directors, members, managers, partners, Third Party Service Providers and agents (all as indemnified parties) harmless from and against all losses in connection herewith in respect of loss of or damage to such indemnifying party’s property or property of its affiliates, their contractors or subcontractors or their respective employees, agents, or representatives, howsoever arising and whether or not caused by the negligence (whether sole, joint, or concurrent, or active or passive) of the indemnified parties, except to the extent such loss is caused by the gross negligence or willful misconduct of an indemnified party.

8.3 Waiver of Consequential Damages. Neither party shall be liable under this Agreement for any consequential, special, indirect, incidental, punitive or exemplary damages under any theory, arising out of activities or obligations under or related to this Agreement, regardless of the acts, omissions, negligence, or fault of any person.

8.4 Services Received. Enova hereby acknowledges and agrees that:

(a) the Services to be provided hereunder are subject to and limited by the provisions of Section 2.6, Article VII, and the other provisions hereof, including, without limitation, the limitation of remedies available to Enova which restricts available remedies resulting from a Service not provided in accordance with the terms hereof to either non-payment or reperformance of such defective Service and, in certain limited circumstances following a Deconsolidation Event, the right to terminate this Agreement;

(b) the Services are being provided solely to facilitate the transition of Enova to a separate publicly-traded company as a result of the IPO, and Parent and its Affiliates do not provide any such Services to non-Affiliates;

(c) it is not the intent of Parent to render, nor of the Enova Entities to receive from Parent, professional advice or opinions, whether with regard to risk management, government relations, investor relations, internal audit, payroll, legal, finance, accounting, tax, human resources, information systems, employment, or other business and financial matters, or technical advice, whether with regard to information systems or other matters; Enova shall not rely on, or construe, any Service rendered by or on behalf of Parent as such professional advice or opinions or technical advice; and Enova shall seek all third party professional advice and opinions or technical advice as it may desire or need, and in any event Enova shall be responsible for and assume all risks associated with the Services, except to the limited extent set forth in Section 2.6 and Article VII;

(d) with respect to any software or documentation within the Services, Enova shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense, or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software; and

(e) a material inducement to Parent’s agreement to provide the Services is the limitation of liability set forth herein and the release.

ACCORDINGLY, EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH HEREIN AND THE INDEMNITIES SET FORTH IN SECTION 8.1 AND SECTION 8.2 HEREOF, ENOVA SHALL ASSUME ALL LIABILITY FOR AND SHALL FURTHER RELEASE, DEFEND, INDEMNIFY, AND HOLD PARENT, ANY AFFILIATE OF PARENT, AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, THIRD PARTY SERVICE PROVIDERS, PARTNERS, AND AGENTS (ALL AS INDEMNIFIED PARTIES), FREE AND HARMLESS FROM AND AGAINST ALL LOSSES RESULTING FROM, ARISING UNDER OR RELATED TO THE SERVICES, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF PARENT, ANY AFFILIATE OF PARENT, OR ANY THIRD PARTY SERVICE PROVIDER, OTHER THAN THOSE LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PARENT, ANY AFFILIATE OF PARENT, OR ANY THIRD PARTY SERVICE PROVIDER.

ARTICLE IX

CONFIDENTIALITY

9.1 Confidentiality. Enova and Parent each acknowledge and agree that the terms of Section 6.9 of the Separation Agreement shall apply to Information made available or disclosed by one party to the other in connection with this Agreement.

ARTICLE X

FORCE MAJEURE

10.1 Performance Excused. Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance including acts of God, fire, labor or trade disturbance, war (declared or undeclared), terrorism, civil commotion or civil unrest, riots, sabotage, compliance in good faith with any Law, unavailability of materials, unusually bad weather, interference by civil or military authorities or any other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”).

10.2 Notice. The party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

10.3 Cooperation. Upon the occurrence of a Force Majeure Event, the parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

10.4 No Liability. Without limiting the generality of Section 2.6, neither party shall be under any liability for failure to fulfill any obligation under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.

ARTICLE XI

MISCELLANEOUS

11.1 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, territorial, local, or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, shall be deemed also to refer to such contract or agreement as amended, restated, or otherwise modified, unless the context requires otherwise. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such party is legally obligated to do so in accordance with this Agreement. The captions, titles, and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section, or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires. This Agreement is for the sole benefit of the parties (and, solely for purposes of Article VIII, the indemnified parties) and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee, director, shareholder or Third Party Service Provider of Parent or any employee, director or shareholder of Enova) other than the parties.

11.2 Assignment. Except as set forth herein, neither party shall assign, transfer, or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other party, which consent may be granted or withheld in such other party’s sole discretion; provided, however, that the foregoing shall in no way restrict the performance of a Service by an Affiliate of Parent or a Third Party Service Provider as otherwise allowed hereunder.

11.3 Entire Agreement. This Agreement and the other Transaction Agreements, and the exhibits and schedules referenced or attached hereto or thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof and thereof. To the extent any portion of this Agreement conflicts, or is inconsistent, with any other Transaction Agreement, this Agreement shall control; provided, however, that if there are any conflicting or inconsistent provisions in (i) the Separation Agreement, the Separation Agreement shall control, and (ii) the Employee Matters Agreement with respect to employee and employee benefit matters, the Employee Matters Agreement shall control.

11.4 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile or other generally accepted means of electronic transmission, or mail (with postage prepaid), to the following addresses:

(a)	If to Enova to:

  Enova International, Inc.

  200 W. Jackson Blvd., Suite 2400

  Chicago, IL 60606

  Fax No.: (312) 212-1657

  Attention: General Counsel

(b)	If to Parent, to:

  Cash America International, Inc.

  1600 W. 7th Street, 9th Floor

  Fort Worth, TX 76102

  Fax No.: (817) 570-1647

  Attention: General Counsel

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.

11.5 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Texas, excluding its conflicts of law rules.

11.6 Severability. If any term or other provision of this Agreement shall be determined by a court, Governmental Authority, or arbitrator to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal, or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

11.7 Amendment. This Agreement may only be amended by a written agreement executed by both parties.

11.8 Guarantees. Parent will cause to be performed and hereby guarantees the performance of any and all actions of each of the members of the Parent Group to the extent such actions are necessary or appropriate to effectuate the provisions of this Agreement. Enova will cause to be performed and hereby guarantee the performance of any and all actions of each of the members of the Enova Group to the extent such actions are necessary or appropriate to effectuate the provisions of this Agreement.

11.9 Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same agreement. Any signature affixed to this Agreement by a party hereto may be delivered by such party to the other party via electronic or facsimile transmission and any party’s signature affixed to this Agreement that is delivered to the other party via an electronic or facsimile transmission shall be treated as an original signature to this Agreement and will constitute an original counterpart of this Agreement.

11.10 Authority. Each party represents to the other party that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

11.11 Binding Effect. This Agreement binds and benefits the parties and their respective successors and permitted assigns. Other than those Persons entitled to indemnity under Article VIII, there are no third party beneficiaries having rights under or with respect to this Agreement.

11.12 Waiver. A provision of this Agreement may be waived only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy, or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

11.13 Dispute Resolution. All disputes and controversies which may arise out of or in connection with this Agreement and are not resolved through good faith negotiation shall be settled in accordance with the provisions of Article V of the Separation Agreement.

11.14 Relationship of Parties. This Agreement does not create a fiduciary relationship, partnership, joint venture, or relationship of trust or agency between the parties.

11.15 Further Assurances. From time to time, each party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as any party may reasonably require to carry out the terms of this Agreement.

11.16 Survival. The parties agree that Articles I, VIII, IV, and IX will survive the termination of this Agreement and that any such termination shall not affect any obligation for the payment of Services rendered prior to termination.

11.17 Effect if IPO Does Not Occur. If the IPO is terminated pursuant to the Underwriting Agreement, then all actions and events that are, under this Agreement, to be taken or occur effective as of the IPO Effective Date, or otherwise in connection with the IPO, will not be taken or occur except to the extent specifically agreed otherwise by the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have signed this Transition Services Agreement effective as of the date first set forth above.

CASH AMERICA INTERNATIONAL, INC.

By:
Name:
Title:

ENOVA INTERNATIONAL, INC.

By:
Name:
Title:

SCHEDULE 1

SERVICES

Service	Description[1]

Risk Management	Consulting services related to the development and implementation of Enova’s hedging programs, insurance programs and other risk management matters, together with the management and administration of any hedging and insurance programs that are maintained by Parent for the benefit of both Parent and Enova.

Public & Government Relations	The performance of general government relations functions and consulting services related to (a) the development and implementation of Enova’s public and government relations functions and programs, and (b) international, federal, state and local government and public relations matters.

Investor Relations	Consulting services related to the development and implementation of Enova’s investor relations function and programs, including services related to communications with stakeholders, stakeholder presentations, and Enova’s investor website.

Internal Audit	The performance of general internal audit functions and consulting services related to the development and implementation of Enova’s internal audit function, financial reporting system, Enova’s Sarbanes-Oxley compliance program, disclosure controls and procedures and other internal audit related activities.

Treasury	The performance of general treasury functions and consulting services related to the development and implementation of Enova’s treasury function, treasury controls, credit analyses, treasury documentation systems, and the establishment of credit facilities. Parent shall also facilitate the issuance of letters of credit from Parent’s lender necessary to the operation of the Enova Entities’ business with limits and frequency as reasonably agreed to between the parties.

Payroll	The performance of payroll and compensation services until such time as Enova has its own payroll system and consulting services related to the development, conversion and implementation of payroll and employee compensation functions; continued assistance in processing payroll and employee compensation until conversion; and assistance in extracting key data from Parent’s systems for use by third-party payroll service providers, as necessary to implement new payroll and employee compensation systems for Enova.

Legal	Consulting services related to the development and implementation of corporate governance, corporate secretary, acquisition and employment law functions and related processes and documentation; and management and administrative assistance with respect to other legal matters as may reasonably be requested from time to time.

Compliance and Licensing	Consulting services related to the development and implementation of Enova’s licensing function and regulatory compliance matters, together with the management and administration of AlertLine claims until such time as Enova maintains its own coworker hotline.

Service	Description[1]

Accounting	Consulting services related to the development and implementation of internal accounting systems for Enova, including Lawson, Hyperion, Reconnet, and Imagenow; providing support to ensure adequate operation of such systems; and continued assistance in processing general ledger, fixed assets and accounts payable.

Tax	The performance of tax services and consulting services related to the development and implementation of Enova’s tax function and management and administrative assistance with the review of federal, state, and international tax-related matters.

Compensation & Benefits	Consulting services related to the development and implementation of employee benefit plans, executive compensation programs and performance management programs; continued assistance in administering employee health & welfare benefits plans and qualified & non-qualified savings plans and the coordination of benefits with third party administrators; and management and administrative support services in connection with matters covered by the Employee Matters Agreement including the transition of Enova’s coworkers from Parent’s benefit plans to Enova’s benefit plans.

Information Systems Support	Consulting services related to the implementation of software or communications systems to the extent Enova utilized the Parent’s owned or licensed software or communications systems prior to the date hereof and requires assistance in establishing similar functionality to separate from Parent’s systems, including transition services relating to the transition of mobile telecommunications hardware procurement and administration.

Human Resources	Consulting services related to the development and implementation of employment programs, policies and procedures; continued administrative support with new employee on-boarding, workers compensation claims administration and unemployment claims management; and assistance in extracting employee data from Parent’s systems for use by third-party service providers, as necessary to set up independent service accounts, establish processes and implement separate employee record systems for Enova.

[1]

Unless the context otherwise requires, all Services described above shall be performed by Parent or its Affiliates or Third Party Service Providers consistent with past practices and the practice applied by Parent or its Affiliates generally from time to time within its own organization.